Exhibit 99.1

Shineco, Inc. Announces RMB 8 Million Contract with Huangpu International Limited

BEIJING, December 13, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a manufacturer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company, through its subsidiary Tianjin Tajit E-Commerce Ltd, has signed a RMB 8 million supply contract dated December 11, 2017 (the “Contract”) with Huangpu International Limited (“Huangpu”), a community e-commerce company in China.

Huangpu International Limited operates its own community e-commerce platform, Xiaohongshu , at www.xiaohongshu.com and designed to enable younger generations to purchase desirable products all around the world through the Internet.

Pursuant to the Contract, Huangpu is expected to purchase RMB 8 million (approximately 1.2 Million USD) worth of products from Shineco and is expected to distribute Shineco’s products through its e-commence platform at www.xiaohongshu.com. Shineco will provide Huangpu with necessary assistance during the distributing process.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “We are proud to have a close working relationship with Huangpu International Limited, one of the most popular community e-commerce platforms in China. This contract is an additional piece of good news for Shineco as it expands our products’ sales channels. In addition, the platform, Xiaohuanghsu, allows users to share their own buying experiences, which will encourage more and more people to appreciate the uniqueness of our products.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com